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                                    ALLEGHENY ENERGY SOLUTIONS, INC.
                                    STATEMENT OF INCOME
                                    FOR THE PERIODS ENDED SEPTEMBER 30, 1998



                                           Three Months EndYear To Date Ended
                                           September 30, 19September 30, 1998

  OPERATING REVENUES:
     Residential                            $1,619,176      $4,667,100
     Commercial                              3,244,064       8,904,946
     Industrial                              1,924,637       5,305,882
     Wholesale and Other                             4              21
        Total Operating Revenues             6,787,881      18,877,949

  OPERATING EXPENSES:
    Power costs:
        Purchased Power                      6,268,240      16,956,417
    Customer Accounting & Services             588,289       2,005,596
    Administrative & General                   502,222       1,261,224
        Total Operation & Maintenance        7,358,751      20,223,237

     Depreciation                                4,535          13,552
     Taxes other than income taxes             375,524         979,724
     Federal and state income taxes           (207,487)       (463,950)
                Total Operating Expenses     7,531,323      20,752,563
                Operating Income              (743,442)     (1,874,614)

  Other Income, Net                            373,592       1,037,725

  Interest Charges                              15,482          24,731


  Net Income                                 ($385,332)      ($861,620)


                                      Unaudited